 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2022

4FRONT VENTURES CORP.

(Exact name of registrant as specified in its charter}

British Columbia	000-56075	83-4168417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5060 N. 40th Street, Suite 120

Phoenix, Arizona 85018

(Address of principal executive offices including zip code)

(602) 633-3067

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Thut Resignation as Chief Financial Officer

On June 9, 2022, Mr. Andrew Thut resigned his position as Interim Chief Financial Officer of the Company. Mr. Thut joined the Company in October 2014 as its Chief Investment Officer and was appointed to the position Interim Chief Financial Officer (in addition to his position as Chief Investment Officer) effective July 1, 2021. Mr. Thut will continue to serve as the Company’s Chief Investment Officer. Mr. Thut’s resignation from this position was not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including accounting principles and practices.

Adams Appointment as Chief Financial Officer

Effective June 9, 2022, the Company’s board of directors appointed Keith Adams, age 63, as the Company’s Chief Financial Officer.

From November 2019 to present, Mr. Adams was the chief financial officer of LP-KP IP Holdings, LLC d/b/a Loudpack, a privately-held California vertically integrated cannabis company. From July 2018 to November 2019. Mr. Adams worked as the chief accounting officer of DionyMed Brands, Inc. (OTCMKTS: DYMEF), a multi-state cannabis brand, distribution and delivery platform supporting cultivators, manufacturers and brands in both medical and adult-use markets. From May 2016 to June 2018, Mr. Adams was the Chief Financial Officer at Efficient Power Conversion, a provider of gallium nitride (GaN)-based power management technology. Mr. Adams is licensed as a Certified Public Accountant and Certified Management Accountant. He also holds a Bachelor of Business Administration in Accounting from University of Wisconsin-Oshkosh.

There are no arrangements or understandings between Mr. Adams and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Adams has no family relationships with any of the Company’s directors or executive officers, and, other than as described above, Mr. Adams does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Financial Officer, Mr. Adams executed an offer letter pursuant to which the Company and Mr. Adams will enter into an employment agreement at a later date, with proposed terms that Mr. Adams would be entitled to an annual base salary of $275,000, eligible to earn year-end performance bonuses with a target bonus opportunity of 50% of his base salary, and an initial equity grant of 1,250,000 shares of the Company’s Subordinated Voting Shares, no par value per share, which would begin vesting in one-third increments beginning on the first anniversary of Mr. Adam’s first year of employment with the Company.

Feltham Termination

Effective June 14, 2022, the Company determined that the position of Chief Operating Officer was not needed at the present time, in order to further streamline the Company’s internal reporting structure. As such, Joseph Feltham was relieved of his duties as Chief Operating Officer of the Company, and a replacement for his position will not be pursued. The removal from employment of Mr. Feltham was not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including accounting principles and practices.

In connection with his removal from the Company, Mr. Feltham and the Company have begun negotiations for the entry into a Separation, Transition, and Release of Claims Agreement (the “Feltham Separation Agreement”). Pursuant to the terms proposed by the Company for the Feltham Separation Agreement, Mr. Feltham will continue to receive a base salary of $11,538.46 bimonthly through December 31, 2022, and will retain the right to exercise previously vested options held by Mr. Feltham.

Item 8.01 Other Events.

On June 9, 2022, in connection with Mr. Adams’ appointment as Chief Financial Officer, the Company issued a press release, a copy of which is attached as Exhibit 99.1.

 In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 9, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	4FRONT	VENTURES CORP.

Date: June 15, 2022		/s/ Leonid Gontmakher
Leonid Gontmakher
Chief Executive Officer